Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (this “Amendment”) is made as of this 10th day of August, 2010 (the “Effective Date”) by and between Navarre Corporation, a Minnesota corporation (the “Company”) and J. Reid Porter, a resident of the State of Minnesota (the “Executive”).
     WHEREAS, Company and Executive previously entered into that certain Amended and Restated Executive Severance Agreement dated March 20, 2008 (the “Executive Agreement”); and
     WHEREAS, In recognition of the Executive’s promotion to Chief Operating Officer and Chief Financial Officer of the Company, the Company and Executive now desire to amend the Executive Agreement pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises herein contained, the parties hereto agree as follows:
1. Term of Executive Agreement. The term of the Agreement is hereby amended to expire in two (2) years on August 10, 2012.
2. Good Reason. The parties contemplate that during the Term of the Executive Agreement (as amended above) a new Chief Financial Officer may be appointed and may or may not report to Executive. Executive agrees that such event shall not be cause for his recognition for Good Reason, and, therefore, Paragraph 1d of the Executive Agreement (definition of “Good Reason”) is hereby amended so that clause (ii) reads as follows:
“(ii) A material reduction in Executive’s duties, responsibilities or authority as Chief Operating Officer of the Company; or”
3. Cash Compensation. In connection with Executive’s promotion, Executive’s minimum Base Salary shall remain $333,000.00 and Executive’s target level bonus opportunity under the Company’s annual incentive bonus plan shall increase to 75% of Base Salary. Executive’s performance will be reviewed by the Compensation Committee annually to determine merit increases to the Base Salary as the Compensation Committee deems appropriate and in accordance with its customary procedures and practices applicable to other executives. Such increases, once granted, are not subject to revocation except pursuant to a program of salary reductions applicable to the Company’s executive officers generally.
4. Equity Compensation. In connection with Executive’s promotion, the Compensation Committee has approved a grant of 100,000 time-vested restricted stock units under the Company’s 2004 Amended and Restated Stock Plan (the “Stock Plan”) to be effective on the first date after approval by the Company’s shareholders of the currently proposed amendment to the Stock Plan to increase the number of shares available for issuance under the Stock Plan that is in an open trading window as provided in the Company’s Insider Trading Policy. If effective, the restricted stock units vest in two equal installments on August 10, 2011 and 2012 and are subject to all other terms and provisions of the Stock Plan and the form of Restricted Stock Unit Award Agreement approved by the Compensation Committee.
5. Covenant Not To Compete. The definition of Restricted Period in paragraph 5b of the Executive Agreement is hereby amended to read “during his employment with the Company and for a period of one (1) year thereafter.”
6. The parties hereto hereby acknowledge and agree that except as expressly amended hereby, the Executive Agreement remains in full force and effect in accordance with its terms, and that this Amendment, together with the Executive Agreement, reflect the entire agreement of the parties hereto.
7. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NAVARRE CORPORATION ,		EXECUTIVE

By:	/s/ Cary L. Deacon	/s/ J. Reid Porter
	Cary L. Deacon	J. Reid Porter
Its: President and CEO

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